Exhibit 16.1

Deloitte & Touche LLP Suite 1800 150 Fayetteville Street Raleigh, NC 27601 USA Tel: 919-546-8000 Fax: 919-833-3276 www.deloitte.com

June 25, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Charles & Colvard, Ltd.’s Form 8-K dated June 22, 2009 and have the following comments:

1.	We agree with the statements made in the first, second, third and fifth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the fourth paragraph.

Yours truly,

Member of

Deloitte Touche Tohmatsu